EXHIBIT 3

                     CONSTRUCTION LOAN AGREEMENT AMENDMENT

     Construction Loan Agreement Amendment dated December 7, 1994, among Bennett Management and Development Corp., a New York corporation ("Lender"), Mountaineer Park, Inc., a West Virginia corporation ("Borrower"), and Winners Entertainment, Inc., a Delaware corporation and parent of Borrower ("Winners").

     WHEREAS, Borrower and Lender desire to amend a Construction Loan Agreement executed by the parties on June 27, 1994 ("Agreement"); and

     WHEREAS; Borrower and Lender desire to amend a Construction Loan Agreement Amendment executed by the parties on September 27, 1994; and

     WHEREAS, Borrower and Lender desire to amend Article I, Section 1.1, commitment, specifically and only Exhibit A the funding schedule; and

     WHEREAS, Borrower and Lender desire to amend Article III, Section 3.10 - Purpose of the Loans; and

     WHEREAS, all other terms and conditions as set forth in the Agreement and the Amendment and the Note shall remain as originally executed.

     NOW, THEREFORE, in consideration of the premises and agreements herein contained, the parties, hereto, hereby agree as follows:

     Article I, Section 1.1. Exhibit A ("the funding schedule") is amended in its entirety as follows: Lender shall be obligated to transfer funds within ten (10) business days of receiving a valid borrowing notice. A preliminary draw schedule will be prepared upon completion of the budgets for the next series of renovations with such draws being taken on an "as needed" basis consistent with the construction schedule. That document will form the basis of the funding schedule.

     Article III, Section 3.10, Purpose of Loans is amended in its entirety as follows: 3.10 Purpose of Loans. The proceeds of the loan will be used by Borrower only to finance operations, the refurbishment of Mountaineer Race Track and Resort in accordance with plans which have been approved by Gamma International, Ltd., as such plans may be revised from time to time in accordance with the approval of Gamma International, Ltd., to pay up to Two Hundred Thousand Dollars ($200,000) of investment banking fees, to loan up to Seven Hundred Thousand Dollars ($700,000) to Winners which loan must be repaid to Borrower no later than April 15, 1995, and to fund certain operating deficiencies as approved by Gamma International.

    This amendment is not intended to nor shall not alter or amend any other Sections of the Construction Loan Agreement. Any terms not herein defined shall have the term set forth in the Construction Loan Agreement.
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     IN WITNESS HEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by the proper and duly authorized officers as of the day and year first written above.

                                  BENNETT MANAGEMENT & DEVELOPMENT CORP.


                                  By:     /s/ Patrick R. Bennett
                                       --------------------------------------
                                       Name:
                                       Title:


                                  MOUNTAINEER PARK, INC.


                                  By:     /s/ Michael R. Dunn
                                       --------------------------------------
                                       Name:  Michael R. Dunn
                                       Title:  Chairman


                                  WINNERS ENTERTAINMENT, INC.


                                  By:     /s/ Michael R. Dunn
                                       --------------------------------------
                                       Name:  Michael R. Dunn
                                       Title:  Chairman






















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